State of Delaware
Secretary of State
Division of Corporations
Delivered 11:52 AM 09/25/2018
FILED 11:52 AM 09/25/2018
SR 20186820840 - File Number 4074115

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF MAGNEGAS CORPORATION

MagneGas Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

FIRST: That at a meeting of the Board of Directors of MagneGas Corporation resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. In accordance with Section 242 of the General Corporation Law of the State of Delaware, a meeting of the stockholders of said corporation is not required for a name change. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

"The name of the corporation is MagneGas Applied Technology Solutions, Inc."

SECOND: The foregoing amendment was duly adopted in accordance with Sections 141 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, MagneGas Corporation has caused this Certificate of Amendment to be executed as of September 25, 2018.

MAGNEGAS CORPORATION

By: ______________________
Name: Ermanno Santilli
Title: Chief Executive Officer